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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:
CONTACT: GARY KASTEL, DIRECTOR OF INVESTOR RELATIONS
(800) 236-3454    (414) 641-7492

        ALTERRA HEALTHCARE CORPORATION COMPLETES $140 MILLION CLOSING ON
         HCR MANORCARE ASSET ACQUISITION UNDER NEW FINANCING ARRANGEMENT

(Brookfield, WI - July 21, 1999) Alterra Healthcare Corporation (AMEX: ALI), the nation's largest and one of the most experienced providers of healthcare assisted living services, reported that it has completed and funded a $140 million acquisition and financing transaction related to its acquisition of 20 properties from HCR ManorCare (NYSE:HCR). This closing relates to the previously announced agreement to acquire 29 residences from HCR for a total of approximately $200 million. The residences were financed under a synthetic lease arrangement with an initial effective lease rate of 9.66%.

Alterra expects eight of the remaining residences to close in the third quarter as final financing, regulatory, and construction due diligence are completed and requisite approvals are received. One residence has been removed from the purchase.

Greenwich Capital Financial Products, Inc., an affiliate of Greenwich Capital Markets, Inc., is the lender in the arrangement. Credit enhancement through a surety bond was provided by a member of the Centre group of companies, a member of the Zurich Financial Services Group. Key Global Finance, a unit of KeyBank National Association, assisted in lease structuring. Formation Capital also assisted in arranging the financing. The synthetic lease treatment provides benefits similar to ownership including tax depreciation and an opportunity to repurchase the residences at the end of the 10-year lease term for a pre-negotiated fixed price.

"We are very excited about this financing structure," commented Bill Lasky, President and CEO. "Greenwich and Centre bring a new level of sophistication to our financing strategies and provide a new source of capital to the Company."

Lasky added, "All facets of our new alliance with HCR ManorCare are now well under way. In the second quarter we completed the initial contribution of development projects to our development joint venture with HCR, and in the third quarter we expect to move additional projects into this joint venture and to complete the purchase of the remaining eight HCR residences. We are also building on the other components of our alliance with HCR, including the roll-out of more extensive ancillary services within the Alterra residence system."

As of July 20, 1999, and including these acquisitions, the Company operated or managed 409 residences with a total capacity of 18,365. Alterra offers supportive and healthcare services to our nation's frail elderly and is the nation's largest operator of free-standing


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Alzheimer's/dementia care residences. ALS currently operates in 27 states and has residences under construction and development in many of its existing markets as well as in five additional states.

The Company's common stock is traded on the American Stock Exchange under the symbol "ALI."

The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's beliefs and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements involve a number of risks and uncertainties, including, but not limited to, substantial debt and operating lease payment obligations, operating losses associated with new residences, the ability to manage rapid growth and business diversification, the need for additional financing, development and construction risks, risks associated with acquisitions, competition, governmental regulation and other risks and uncertainties detailed in the reports filed by the Company with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.